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                                                                          EXHIBIT 12

                      TRANSAMERICA CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (Dollar amounts in thousands)
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                                            Year Ended December 31,
                            ________________________________________________________
                               1995        1994        1993        1992       1991
Fixed charges:
 Interest and debt expense  $  716,714  $  573,755  $  511,649  $  568,887  $631,106
 One-third of rental
  expense ................      27,567      33,300      29,073      29,788    31,052
                            __________  __________  __________  __________  ________
   Total .................  $  744,281  $  607,055  $  540,722  $  598,675  $662,158
                            ==========  ==========  ==========  ==========  ========
Earnings:
 Consolidated operating
  income from continuing
  operations .............  $  470,532  $  427,926  $  447,519  $  334,006  $  5,659
 Provision for income
  taxes ..................     234,514     262,392     140,658     204,392    32,582
 Fixed charges ...........     744,281     607,055     540,722     598,675   662,158
                            __________  __________  __________  __________  ________
   Total .................  $1,449,327  $1,297,373  $1,128,899  $1,137,073  $700,399
                            ==========  ==========  ==========  ==========  ========

Ratio of earnings from con-
 tinuing operations to
 fixed charges ...........        1.95        2.14        2.09        1.90      1.06
                                  ====        ====        ====        ====      ====
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